Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Polestar Automotive Holding UK PLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(5)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A ordinary shares, par value $0.01 per share, reserved for issuance pursuant to the Polestar Automotive Holding UK PLC 2022 Omnibus Incentive Plan	457(c) and 457(h)	117,856,318(2)	$8.45(4)	$995,885,888	0.0000927	$92,319

Equity	Class A ordinary shares, par value $0.01 per share, reserved for issuance pursuant to the Polestar Automotive Holding UK PLC 2022 Employee Stock Purchase Plan	457(c) and 457(h)	22,000,000(3)	$8.45(4)	$185,900,000	0.0000927	$17,233

Total Offering Amounts					$1,181,785,888		$109,552

Total Fee Offsets							—

Net Fee Due							$109,552

(1)

This Registration Statement on Form S-8 (this “Registration Statement”) covers Class A ordinary shares (“Class A Shares”) of Polestar Automotive Holding UK PLC (the “Registrant”), that may become issuable under the Polestar Automotive Holding UK PLC 2022 Omnibus Incentive Plan (the “Equity Plan”), and (ii) the Polestar Automotive Holding UK PLC 2022 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional Class A Shares which may become issuable by reason of any stock split, stock dividend, recapitalization, or other similar transaction effected without consideration which results in the increase in the number of the Registrant’s outstanding Class A Shares.

(2)

Represents Class A Shares, which will be issued in the form of American depositary shares (“ADSs”) and which are issuable pursuant to the Equity Plan being registered herein. These Class A Shares consist of ordinary shares reserved and available for delivery with respect to awards under the Equity Plan, ordinary shares that may again become available for delivery with respect to awards under the Equity Plan pursuant to the share counting, share recycling and other terms and conditions of the Equity Plan, and ordinary shares that may become reserved and available for delivery with respect to awards under the Equity Plan pursuant to the “evergreen” provision of the Equity Plan.

(3)

Represents Class A Shares, which will be issued in the form of ADSs and which are issuable pursuant to the Employee Stock Purchase Plan being registered herein. These Class A Shares consist of ordinary shares reserved and available for delivery with respect to awards under the Employee Stock Purchase Plan, ordinary shares that may again become available for delivery with respect to awards under the Employee Stock Purchase Plan pursuant to the share counting, share recycling and other terms and conditions of the Employee Stock Purchase Plan, and ordinary shares that may become reserved and available for delivery with respect to awards under the Employee Stock Purchase Plan pursuant to the “evergreen” provision of the Employee Stock Purchase Plan.

(4)

Estimated for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Class A ADSs reported on The Nasdaq Global Market on August 26, 2022, which was approximately $8.45 per Class A ADS.

(5)

The Class A ADSs issuable upon deposit of the securities registered hereby and that may be evidenced by American depositary receipts have been and will be registered pursuant to one or more separate registration statements on Form F-6.